                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      COASTCAST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             COASTCAST CORPORATION
                           3025 EAST VICTORIA STREET
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 638-0595

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 11, 1997

                            ------------------------

To the Shareholders of COASTCAST CORPORATION:

    You are cordially invited to attend the Annual Meeting of Shareholders of Coastcast Corporation, a California corporation (the "Company"), which will be held at the Four Seasons Hotel, 300 South Doheny Drive, Los Angeles, California, at 10:00 a.m., California time, on Wednesday, June 11, 1997, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

    1. To elect a board of seven directors to serve until the next annual meeting of the Company's shareholders and until their successors have been elected and qualify;

    2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record of the Company's common stock at the close of business on April 21, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

    THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Robert C. Bruning
                                          SECRETARY

Rancho Dominguez, California
April 25, 1997

                             COASTCAST CORPORATION
                           3025 EAST VICTORIA STREET
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 638-0595

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS: MAY 7, 1997

    The following information is given in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Coastcast Corporation, a California corporation (the "Company"), to be held at the Four Seasons Hotel, 300 South Doheny Drive, Los Angeles, California, at 10:00 a.m., Pacific time, on Wednesday, June 11, 1997, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

    A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the Management of the Company may solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

    Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of all seven of the nominee-directors specified herein and FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1997, unless a contrary choice is specified in the proxy. If a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted on, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

    Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of Deloitte & Touche LLP will have no effect on the vote for such proposal except to the extent the number of abstentions causes the number of shares voted in favor of such proposal not to equal or exceed a majority of the quorum required for the Meeting (in which case the proposal would not be approved).

    Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Company has outstanding only common stock, of which 8,794,334 shares were outstanding as of the close of business on April 21, 1997 (the "Record Date"). Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

    Representation at the Meeting by the holders of a majority of the outstanding shares of common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

    The following table sets forth, as of the Record Date, the only persons known to the Company to be the beneficial owners of more than 5% of the Company's common stock:

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNERSHIP(1)       CLASS(2)
--------------------------------------------------------------  ------------------  -----------
Hans and Vivian Buehler.......................................  1,137,447 shs. (3 )      12.88%
  3025 East Victoria Street
    Rancho Dominguez,
    California 90221

------------------------

(1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to such person's shares.

(2) Percent of class is based on the number of shares outstanding on the Record Date plus the number of shares which Mr. Buehler has the right to purchase pursuant to options which either are currently exercisable or will be exercisable within 60 days after the Record Date.

(3) Includes 37,497 shares which are subject to options held by Mr. Buehler which either are currently exercisable or will be exercisable within the 60 days after the Record Date. All shares (other than shares subject to such option) are held by Mr. and Mrs. Buehler as co-trustees of the Buehler Living Trust dated August 22, 1990. Does not include 186,000 shares held by a charitable foundation of which Mr. and Mrs. Buehler are directors and officers, beneficial ownership of which Mr. and Mrs. Buehler disclaim. The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                         STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information regarding the shares of the Company's common stock beneficially owned as of the Record Date by (i) each director and director nominee, (ii) the executive officers identified in the Summary Compensation Table below, and (iii) all directors, director nominees and executive officers of the Company as a group:

                                                                                 AMOUNT AND NATURE OF
                                                                                      BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                                                             OWNERSHIP(1)        CLASS(2)
------------------------------------------------------------------------------  ----------------------  -----------
Hans H. Buehler...............................................................            1,137,447(3)       12.88%
Richard W. Mora...............................................................               38,664(4)       *
George L. Graziadio...........................................................               23,334(5)       *
Edwin A. Levy.................................................................               18,467(6)       *
Vernon R. Loucks Jr...........................................................               10,000          *
Lee E. Mikles.................................................................               10,000(7)       *
Paul A. Novelly...............................................................               13,334(8)       *
Robert C. Bruning.............................................................                5,100          *
Ramon F. Ibarra...............................................................               94,836(9)        1.07%
Thomas D. Dixon...............................................................               91,381(10)       1.03%
All directors, director nominees and executive officers as a group
  (12 persons)................................................................            1,445,697(11)      16.02%

------------------------

(1) Except as otherwise indicated and subject to applicable community property and similar laws, to the best of the Company's knowledge and belief, each person listed has sole voting and investment power as to shares beneficially owned by such person.

(2) Percent of class is based on the number of shares outstanding on the Record Date plus, with respect to each named person or group, as applicable, the number of shares of common stock, if any, which the listed individual or group has the right to acquire within 60 days after the Record Date. Ownership of less than one percent is indicated by an asterisk.

(3) Includes 37,497 shares which are subject to options. All shares (other than shares subject to such option) are held by Mr. Buehler and his wife as co-trustees of the Buehler Living Trust dated August 22, 1990. Does not include 186,000 shares held by a charitable foundation of which Mr. and Mrs. Buehler are directors and officers, beneficial ownership of which Mr. and Mrs. Buehler disclaim.

(4) Includes 31,664 shares which are subject to options.

(5) Includes 10,000 shares owned by a partnership controlled by Mr. Graziadio and 13,334 shares which are subject to options.

(6) Includes 16,667 shares subject to options.

(7) All shares are subject to options. Does not include 15,100 shares owned by Kodiak Opportunity, L.P. ("Kodiak"), of which Mikles/Miller Management, Inc. ("MMI") is the general partner. Mr. Mikles is a principal shareholder of MMI and disclaims beneficial ownership of the shares owned by Kodiak.

(8) All shares are subject to options. Does not include 39,000 shares owned by the Novelly Exempt Trust, U/I/T dated 8/12/92. Mr. Novelly disclaims beneficial ownership of these shares.

(9) Includes 63,328 shares which are subject to options.

(10) Includes 42,202 shares which are subject to options.

(11) Includes 231,160 shares which are subject to options.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Company's directors are to be elected at each annual meeting of shareholders. At the Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at the Meeting set forth in the table below are all recommended by the Board of Directors of the Company. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

    The seven nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company's directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

    The following table sets forth certain information concerning the nominees for election as directors.

         NOMINEE(1)                             PRINCIPAL OCCUPATION                         AGE
----------------------------  ---------------------------------------------------------      ---

Hans H. Buehler               Chairman of the Board and Chief Executive Officer of the       64
                              Company

Edwin A. Levy(2)              Principal of Levy, Harkins & Co.                               60

Paul A. Novelly(3)            President of Apex Oil Company, Inc.                            53

George L. Graziadio           President and Chief Executive Officer of Imperial Bancorp      77

Vernon R. Loucks Jr.(2)       Chairman of the Board and Chief Executive Officer of           62
                              Baxter International, Inc.

Lee E. Mikles(2)(3)           Chairman of Mikles/Miller Management, Inc.                     41

Richard W. Mora               President and Chief Operating Officer of the Company           56

------------------------

(1) The Company does not have a nominating committee of the Board of Directors. The nominees for election as directors at the Meeting were selected by the Board of Directors of the Company.

(2) Member of the compensation committee of the Board of Directors of the Company, currently consisting of three directors, none of whom is an employee of the Company. The compensation committee held two meetings during the last fiscal year of the Company in addition to discussions in meetings of the Board of Directors. See "Executive Compensation and Other Information--Report of Compensation Committee on Executive Compensation" for a discussion of the functions performed by the compensation committee.

(3) Member of the audit committee of the Board of Directors of the Company, currently consisting of two directors, neither of whom is an employee of the Company. The audit committee held one meeting during the last fiscal year of the Company in addition to discussions in meetings of the Board of Directors. The audit committee reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, the nature of non-audit services, fees to be paid to the auditors, the performance of the Company's auditors, and the accounting practices of the Company.

    Mr. Buehler is one of the founders of the Company and has been the Chief Executive Officer, Chairman of the Board and a Director since the Company's inception in 1980. Mr. Buehler has more than 30 years of experience in the investment-casting business, including more than 20 years of experience in the manufacture of golf clubheads.

    Mr. Levy has been a director of the Company since February 9, 1994. He is one of the founders of, and since 1979 has been a principal of, Levy, Harkins & Co., an investment advisory firm. Mr. Levy is a director of Quintel Entertainment, Inc.

    Mr. Novelly has been a director of the Company since December 14, 1994. Since 1975, Mr. Novelly has been the President of Apex Oil Company, Inc., a company which together with its subsidiaries is engaged in oil and gas exploration, transportation, trading and storage, and coal mining. Mr. Novelly also served as a director of Imperial Bancorp, a bank holding company, and Vista 2000, Inc.

    Mr. Graziadio has been a director of the Company since January 16, 1995. Since 1968 he has been the President and Chief Executive Officer of Imperial Bancorp, a bank holding company. He also is a director of Imperial Bancorp. Mr. Graziadio is the uncle of Mr. Mikles.

    Mr. Loucks has been a director of the Company since September 30, 1996. Since 1987, Mr. Loucks has served as Chairman of the Board of Baxter International, Inc., a provider of cardiovascular, kidney dialysis and intravenous products to the health care market, and he has served as Chief Executive Officer of Baxter since 1980.

    Mr. Mora has been the President and Chief Operating Officer of the Company since May 9, 1995. From November 1991 to April 1995, he was chief operating officer of Pharmavite Corporation, a manufacturer and distributor of nutritional supplements. For many years before that, he was a senior officer of Bergen Brunswig Corp., a large distributor of pharmaceutical and health and beauty aid products.

    Mr. Mikles has been the Chairman of Mikles/Miller Management, Inc., a professional money management firm, since October 1992. From November 1990 to October 1992, he was the Chairman of Mikles/Miller Group, an affiliate of Shearson Lehman Brothers. From May 1989 to November 1990, he was a first vice president of the corporate finance department of Bateman Eichler, Hill Richards, Inc., a securities firm. Previous to joining Bateman Eichler, Hill Richards, Inc., Mr. Mikles was a first vice president with Drexel Burnham Lambert, Inc., from 1981 through 1989. While there he formed KCM Equities to become a co-general partner of several joint venture limited partnerships with DBL Group, Inc. Mr. Mikles was instrumental in the creation, financing and management of these limited partnerships. Mr. Mikles filed for personal bankruptcy in 1992 as part of a personal restructuring as a direct result of his service as a general partner of a real estate partnership organized in 1986 by Drexel Burnham Lambert Group Inc. Mr. Mikles also serves as a director of Imperial Bancorp and Vista 2000, Inc. Mr. Mikles is the nephew of Mr. Graziadio.

    There were five meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served during such period.

DIRECTOR COMPENSATION

    FEES AND BENEFITS

    Each member of the Board of Directors who is not an employee of the Company receives an annual fee of $10,000, paid in quarterly installments of $2,500, and a fee of $2,000 for each board meeting attended. The Company also reimburses directors for expenses related to attending board and committee meetings.

    OPTION PLAN

    The Company has adopted and holders of a majority of the outstanding shares of Common Stock of the Company have approved the Coastcast Corporation Non-Employee Director Stock Option Plan (the "Director Plan") under which a maximum of 200,000 shares of common stock of the Company may be issued pursuant to exercise of stock options granted under the plan. Only Eligible Directors may receive options under the Director Plan. An Eligible Director is a director of the Company who (i) is not then an employee of the Company or any of its subsidiaries, (ii) has not, within the period of three years immediately preceding such time, received any stock option, stock bonus, stock appreciation right, or other similar stock award from the Company or any of its subsidiaries other than options granted to such director under the Director Plan, and (iii) does not then beneficially own more than 10% of the outstanding stock of the Company. The Director Plan provides that an option to purchase 30,000 shares of common stock of the Company shall be granted automatically to each Eligible Director who first becomes an Eligible Director after December 31, 1995 on the date on which such director first becomes an Eligible Director. Thereafter, an option to purchase an additional 10,000 shares of common stock of the Company shall be granted automatically to each such director on the third anniversary of the date on which such director first became an Eligible Director and on each subsequent anniversary of such date if such director is still an Eligible Director on such anniversary. The Director Plan further provides that an option to purchase 10,000 shares of common stock of the Company shall be granted automatically on December 13, 1998 to each Eligible Director who first became an Eligible Director prior to December 13, 1995, and on each subsequent December 13 if such director is still an Eligible Director on such December 13. The exercise price of an option shall be 100% of the fair market value per share of the common stock on the date of grant. No option granted under the Director Plan is exercisable after the expiration of the earlier of (i) ten years following the date the option is granted, or (ii) one year following the date the optionee ceases to be a director of the Company for any reason. An option becomes exercisable as to one-third of the shares subject to the option on each anniversary of the date the option is granted if the optionee is still a director of the Company on such anniversary. Unless sooner terminated by the Board of Directors, the Director Plan expires in December 2003. The Director Plan is administered by the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth information concerning compensation of the chief executive officer and the four other most highly compensated executive officers of the Company for each of the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                         ANNUAL COMPENSATION                  COMPENSATION
                                         ---------------------------------------------------  -------------
                                                                              OTHER ANNUAL    STOCK OPTION      ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR       SALARY      BONUS     COMPENSATION(1)     GRANTS(2)    COMPENSATION(3)
---------------------------------------  ---------  ----------  ----------  ----------------  -------------  ----------------
Hans H. Buehler,                              1996  $  450,000  $  350,000                       250,000
  Chairman of the Board and                   1995     350,000         -0-                        72,500
  Chief Executive Officer                     1994     350,000      75,000                           -0-

Richard W. Mora,                              1996  $  325,000  $  250,000                       100,000      $      969(6)
  President and Chief Operating               1995     178,750         -0-   $   45,313(5)        65,000
    Officer(4)

Ramon F. Ibarra,                              1996  $  160,000  $   60,000                           -0-      $      969
  Vice President --                           1995     147,000         -0-                        27,167
  Manufacturing                               1994     140,000      31,000                           -0-

Thomas D. Dixon,                              1996  $  160,000  $   30,000                           -0-      $    1,200
  Vice President --                           1995     147,000         -0-                        33,000
  Marketing                                   1994     129,935      26,500                           -0-

Robert C. Bruning,                            1996  $  116,702  $   45,000                        25,000
  Chief Financial Officer(7)

Robert C. Milo,                               1996  $  191,081  $   50,000                        38,333(9)   $   79,949(10)
  Executive Vice President --                 1995     242,308         -0-                        45,000
  Manufacturing(8)

------------------------

(1) Except where indicated in this table, perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10 percent of the total of annual salary and bonus reported in this table for such person.

(2) Number of shares of the Company's common stock subject to stock options granted to the named individual under the Company's employee stock option plan.

(3) Represents contributions made by the Company to the Company's 401(k) retirement savings plan for the named executive officer. Unless otherwise noted, the named executive is vested in full with respect to such contributions.

(4) Mr. Mora joined the Company in May 1995.

(5) Includes $33,279 in relocation expenses.

(6) $388 is vested and the remainder is unvested.

(7) Mr. Bruning joined the Company in May 1996.

(8) Mr. Milo joined the Company in January 1995 and resigned from his position with the Company on October 28, 1996.

(9) Includes 30,000 shares subject to an option granted in 1996 which terminated when Mr. Milo resigned and 8,333 shares subject to an option granted in 1995 the vesting on which was accelerated at the time of Mr. Milo's resignation.

(10) Includes severance compensation and benefits paid to Mr. Milo, unvested matching contributions made to the Company's 401(k) plan given to Mr. Milo and the value of a car and club membership given to Mr. Milo under an agreement executed in connection with his resignation. Does not include approximately $83,192 of severance compensation and benefits payable in 1997 to Mr. Milo under such agreement.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has established a Supplemental Executive Retirement Plan (the "Plan"), which became effective September 1, 1996. The Plan is a nonqualified deferred compensation arrangement that covers a select group of management and highly compensated employees. The specific objective of the Plan is to provide a retirement benefit at age 65 of 70% of the final average salary. An actuarially reduced early retirement benefit is available after age 55 if the participant has terminated employment with five or more years of participation. The final average salary is the participant's average annual salary (excluding bonuses and other non-regular forms of compensation) earned from the Company (before adjustments for contributions to Company-sponsored employee benefit plans) during the three highest salary years of the five year period ending on the December 31 next preceding the earlier of termination of employment or the date on which the participant qualifies for retirement. Benefits do not vest until a participant has participated in the Plan for five years. The retirement benefit accrues ratably over ten years of participation at seven percent per year, with the actual retirement benefit being dependent on years of participation in the Plan at the actual time of retirement. At the time of adoption of the Plan, the Board of Directors credited Hans H. Buehler with 10 years of participation such that he currently is vested as to the maximum benefits under the Plan. The Board also has amended the Plan to provide that, starting in 1997, Richard W. Mora shall be credited with two years of participation for each actual year of participation for the accrual of benefits and all other purposes under the Plan. The following table sets forth approximate annual retirement benefits for retirement at age 65, expressed as a single life annuity, which would be payable under the Plan:

                                   YEARS OF
                                PARTICIPATION
                             --------------------
AVERAGE ANNUAL COMPENSATION      5         10
---------------------------  ---------  ---------
        $   125,000             43,750     87,500
            150,000             52,500    105,000
            175,000             61,250    122,500
            200,000             70,000    140,000
            225,000             78,750    157,500
            250,000             87,500    175,000
            300,000            105,000    210,000
            400,000            140,000    280,000
            450,000            157,500    315,000
            500,000            175,000    350,000
            525,000            183,750    367,500

    As of December 31, 1996, all of the executive officers named in the Summary Compensation Table, except Robert C. Milo, were participating in the Plan. The average salary of the named executive officers for purposes of the Plan does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table, except for Hans Buehler, whose average annual salary currently is $516,667, which is the average of his annual compensation for the years 1992, 1993 and 1996. Credited years of participation in the Plan by the participants are as follows: Hans Buehler, 10 years of participation; Richard Mora, 1 year of participation; Ramon Ibarra, 1 year of participation; Thomas Dixon, 1 year of participation; and Robert Bruning, 1 year of participation. Amounts payable under the Plan are not reduced by Social Security benefits.

                           OPTION GRANTS DURING 1996

    The following table sets forth information concerning grants of stock options to the executive officers named in the Summary Compensation Table during 1996. No options were granted to Ramon F. Ibarra or Thomas D. Dixon in 1996.

INDIVIDUAL GRANTS                                                                            POTENTIAL REALIZABLE
----------------------------------------------------------------------------------------       VALUE AT ASSUMED
                                                  % OF TOTAL                                 RATES OF STOCK PRICE
                                                    OPTIONS                                    APPRECIATION FOR
                                                  GRANTED TO                                    OPTION TERM(3)
                                    OPTIONS      EMPLOYEES IN     EXERCISE   EXPIRATION   --------------------------
NAME                              GRANTED(1)         1996         PRICE(2)      DATE           5%           10%
--------------------------------  -----------  -----------------  ---------  -----------  ------------  ------------
Hans H. Buehler.................     200,000           33.35%     $  15.375    02/20/06   $  1,933,868  $  4,900,935
Hans H. Buehler.................      50,000            8.34         13.625    12/26/06        428,438     1,085,776
Richard W. Mora.................      50,000            8.34         19.625    08/07/06        617,108     1,563,917
Richard W. Mora.................      50,000            8.34         13.625    12/26/06        428,438     1,085,776
Robert C. Bruning...............      15,000            2.50         21.000    05/06/06        198,103       502,047
Robert C. Bruning...............      10,000            1.67         13.625    12/26/06         85,668       217,155
Robert C. Milo(4)...............      30,000            5.00         19.625    08/07/06        370,265       938,350

------------------------

(1) The amounts in the table represent shares of the Company's common stock covered by stock options granted to the named individual under the Company's employee stock option plan. Options become exercisable as to one-third of the option shares two years after the date of grant and as to an additional one-third of the option shares each one-year interval thereafter, except that the options which expire on December 26, 2006 for Hans H. Buehler will became exercisable on December 27, 1997. Certain transactions or potential transactions relating to a change in control of the Company may accelerate the vesting of options outstanding at such time.

(2) The exercise price of each option is the market price of the common stock of the Company on the date of grant.

(3) These columns present hypothetical future values of the stock purchasable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five or ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Proxy Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

(4) Options expired upon Mr. Milo's resignation on October 28, 1996.

OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning stock options which were exercised during, or held at the end of, 1996 by the officers named in the Summary Compensation Table:

                                                                             NUMBER OF
                                                                       UNEXERCISED OPTIONS AT       VALUE OF UNEXERCISED
                                                                         DECEMBER 31, 1996        IN-THE-MONEY OPTIONS(1)
                                   SHARES ACQUIRED        VALUE      --------------------------  --------------------------
NAME                                 ON EXERCISE        REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -------------------  -------------  -----------  -------------  -----------  -------------
Hans H. Buehler................          -0-               -0-           20,000        302,500    $  90,000    $   225,313
Richard W. Mora................          -0-               -0-           15,000        150,000       67,500        250,000
Ramon F. Ibarra................          -0-               -0-           56,942         21,967      491,091         65,939
Thomas D. Dixon................          -0-               -0-           33,871         27,100      263,546         85,625
Robert C. Bruning..............          -0-               -0-              -0-         25,000          -0-          8,750
Robert C. Milo.................          -0-               -0-            8,333            -0-       34,374            -0-

------------------------

(1) Valued based on closing sale price of $14.50 per share on December 31, 1996.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

    The Compensation Committee reviews the performance of the executive officers of the Company, makes recommendations to the Board of Directors as to their compensation and reviews the compensation programs for other key employees, including salary and cash bonus levels. The Compensation Committee also administers the Company's employee stock option plan (the "Employee Plan") and authorizes grants of options to officers and other key employees based on recommendations of Management.

    COMPENSATION POLICIES AND PHILOSOPHY

    The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking their compensation to the performance of the Company, to strengthen the relationship between executive pay and shareholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses and stock options to achieve these objectives.

    The Compensation Committee considers a number of factors, including the level and types of compensation paid to persons in similar positions by comparable companies. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the performance of each executive officer, including a review of his or her ability to meet individual performance objectives, demonstration of job knowledge and skills and the ability to work with others toward the achievement of the Company's goals.

    COMPONENTS OF COMPENSATION

    Executive officer salaries are established in relation to a range of salaries for comparable positions in companies of comparable size and complexity. The Company seeks to pay salaries to executive officers that are commensurate with the qualifications, duties and responsibilities and that are competitive in the marketplace. In making its annual salary recommendations, the Compensation Committee looks at the Company's financial position and performance, the contribution of the individual executive officers during the prior fiscal year in helping to meet the Company's financial and business objectives as well as the executive officers' performance of their individual responsibilities.

    Cash bonuses are used to provide executive officers with financial incentives to meet quarterly and annual performance targets of the Company. Performance targets and bonus recommendations for executives other than the chief executive officer are proposed by the chief executive officer, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors. Personal goals and bonus recommendations for the chief executive officer are recommended by the Compensation Committee and approved by the Board. Cash bonuses were paid to Hans H. Buehler, Richard W. Mora, Ramon F. Ibarra, Thomas F. Dixon and Robert C. Bruning for 1996, based on the performance of the Company in fiscal year 1996.

    The Compensation Committee believes that equity ownership by executive officers provides incentives to build shareholder value and align the interests of executive officers with the interests of shareholders. Upon hiring executive officers, the Compensation Committee typically recommends stock option grants to the officers under the Employee Plan, subject to applicable vesting periods. Thereafter, the Compensation Committee considers awarding additional grants under the Employee Plan. The Compensation Committee believes that these additional grants provide incentives for executive officers to remain with the Company. Options are granted at the current market price for the Company's common stock and, consequently, have value only if the price of the Company's common stock increases over the exercise price. In determining the size of the periodic grants, the Compensation Committee considers prior option grants to the executive, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

    COMPENSATION OF THE PRINCIPAL EXECUTIVE OFFICER

    The Compensation Committee reviews the performance of the chief executive officer of the Company, as well as other executive officers of the Company, annually. In 1996, Mr. Buehler received a bonus of $350,000, based on the performance of the Company in fiscal year 1996. In December 1996, on the recommendation of the Compensation Committee, the Board of Directors increased Mr. Buehler's salary for 1997 to $500,000 in recognition of his contributions to the Company in 1996, including his role in strengthening the Company's management team with the addition of new personnel.

                                          Respectfully submitted,

                                          Compensation Committee:

                                          Edwin A. Levy
                                          Vernon R. Loucks Jr.
                                          Lee E. Mikles

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Standard & Poor's 500 Index and a peer group index for the period commencing on December 10, 1993 (the date trading of the Company's common stock commenced on the New York Stock Exchange) and ending on December 31, 1996. The data set forth below assumes the value of an investment in the Company's common stock and each index was $100 on December 10, 1993.

                           COMPARISON OF TOTAL RETURN
    SINCE THE INITIAL PUBLIC OFFERING OF COASTCAST CORPORATION COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     TOTAL RETURN TO STOCKHOLDERS
(Assumes $100 investment on 12/10/93)
Dollars
                                        Coastcast Corporation    Peer Group*    S&P 500
12/10/93                                             $ 100.00       $ 100.00   $ 100.00
12/31/93                                             $ 113.28        $ 98.24   $ 100.65
12/30/94                                              $ 73.44        $ 69.48   $ 101.98
12/29/95                                              $ 63.28        $ 31.23   $ 140.25
12/31/96                                              $ 90.63        $ 31.71   $ 172.43

*Peer Group Index consists of Royal Grip Inc. and Aldila Inc.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The accounting firm of Deloitte & Touche LLP serves the Company as its independent auditors at the direction of the Board of Directors of the Company. One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent auditors for the Company for fiscal year 1997. This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent auditors by the affirmative vote of a majority of the shares represented and voting at the Meeting (which affirmative vote must equal or exceed a majority of the quorum required for the Meeting).

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company notes that (a) Richard W. Mora inadvertently failed to file a Form 4 for certain transactions and failed to file the Form 5 reporting such transactions on a timely basis, and (b) Messrs. Thomas D. Dixon and Ramon F. Ibarra failed to file a Form 5 for options granted in December 1995 on a timely basis.

                             SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for action at the 1998 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than January 7, 1998, for inclusion in next year's proxy statement and proxy card.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders of the Company for the year ended December 31, 1996, including audited consolidated financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

    Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

                           ANNUAL REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Corporate Secretary, Coastcast Corporation, 3025

East Victoria Street, Rancho Dominguez, California 90221. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert C. Bruning
                                          SECRETARY

Rancho Dominguez, California
April 25, 1997

    SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                            COASTCAST CORPORATION
                          3025 EAST VICTORIA STREET
                     RANCHO DOMINGUEZ, CALIFORNIA 90221

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Hans H. Buehler and Richard W. Mora as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of Coastcast Corporation held of record by the undersigned on April 21, 1997, at the Annual Meeting of Shareholders to be held on June 11, 1997, or any adjournment thereof.

-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

                                                        Please mark your
                                                        votes as          /X/
                                                        indicated in
                                                        this example

                    FOR all nominees below             WITHHOLD AUTHORITY
                   (EXCEPT AS MARKED TO THE            TO VOTE FOR ALL NOMINEES
                   CONTRARY BELOW)                     LISTED BELOW
1. ELECTION OF
   DIRECTORS             /  /                               /  /

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE LINES NEXT TO THE NOMINEE'S NAME BELOW:

Hans H. Buehler ______ George L. Graziadio ______ Edwin A. Levy _____

Vernon R. Loucks, Jr. ______ Lee E. Mikles ______ Richard W. Mora ______

Paul A. Novelly ______



2. RATIFICATION OF                   FOR              AGAINST        ABSTAIN
   SELECTION OF INDEPENDENT          /  /               /  /           /  /
   AUDITORS

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)                                             Dated            1997
             -------------------------------------------       ----------
       PLEASE READ, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                            THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE